Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-209534) on Form S-8 of the Olin Corporation Retirement Savings Plan of our report dated June 6, 2024, relating to the 2023 financial statements of the Olin Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ Armanino LLP

Saint Louis, Missouri
June 6, 2025